Kristin VanderPas

+1 415 693 2097

kvanderpas@cooley.com

Exhibit 5.1

March 14, 2022

Spruce Biosciences, Inc.

2001 Junipero Serra Blvd., Suite 640

Daly City, California  94014

Ladies and Gentlemen:

We have acted as counsel to Spruce Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,409,512 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 1,174,594 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), (ii) 234,918 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (together with the 2020 Plan, the “Plans”) and (iii) 1,000,000 shares of Common Stock issuable pursuant to inducement awards granted outside the 2020 Plan (the “Inducement Awards”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, (d) the Inducement Awards, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans or the Inducement Awards, as applicable, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP   3 Embarcadero Center, 20th Floor  San Francisco, CA  94111
t: (415) 693-2000  f: (415) 693-2222  cooley.com

March 14, 2022 Page 2

Sincerely,

Cooley LLP

By:  __/s/ Kristin VanderPas_______

Kristin VanderPas

Cooley LLP   3 Embarcadero Center, 20th Floor  San Francisco, CA  94111
t: (415) 693-2000  f: (415) 693-2222  cooley.com